Free Writing Prospectus pursuant to Rule 433 dated October 16, 2025 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.			Multiplier:

Each multiplier will be set on the pricing date based on the applicable basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS and will equal, for each basket component, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

You should read the accompanying preliminary pricing supplement dated October 16, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:	Basket component	Basket component weighting	Basket performance factor:	final basket value / initial basket value
	Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”)	65.00%	CUSIP / ISIN:	40058QLW7 / US40058QLW77
			Estimated value range:	$870 to $930 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
	iShares® 7-10 Year Treasury Bond ETF (current Bloomberg symbol: “IEF UQ Equity”)	35.00%	Trigger PLUS Payoff Diagram*

We refer to the Nasdaq-100 Index® as the basket index and we refer to the iShares® 7-10 Year Treasury Bond ETF as the basket ETF and, together with the basket index, as the basket components. The initial basket component value of each basket component is the basket component closing value of such basket component on the pricing date.

Underlying index:	with respect to the basket ETF, the index tracked by such basket ETF
Pricing date:	expected to price on or about October 31, 2025
Original issue date:	expected to be November 5, 2025
Valuation date:	expected to be October 31, 2031
Stated maturity date:	expected to be November 5, 2031
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):
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if the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment;
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if the final basket value is equal to or less than the initial basket value, but greater than or equal to the trigger level, $1,000; or
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if the final basket value is less than the trigger level, $1,000 × the basket performance factor

			Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
			150.000%	150.125%
			130.000%	130.075%
Leveraged upside payment:	$1,000 × leverage factor × basket percent increase		120.000%	120.050%
			110.000%	110.025%
Leverage factor (set on the pricing date):	at least 100.25%		105.000%	105.013%
			100.000%	100.000%
Basket percent increase:	(final basket value – initial basket value) / initial basket value		90.000%	100.000%
			85.000%	100.000%
Initial basket value:	100		80.000%	100.000%
Final basket value:	the basket closing value on the valuation date		75.000%	100.000%
Trigger level:	75.00% of the initial basket value		74.999%	74.999%
Basket closing value:	the basket closing value on any day is the sum of the products of the basket component closing value of each basket component times the applicable multiplier for such basket component on such date.		60.000%	60.000%
			50.000%	50.000%
			25.000%	25.000%
			0.000%	0.000%
Basket component closing value:	in the case of each basket component, the closing value of such basket component.		*assumes a leverage factor of 100.25%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical basket component closing values), the terms of the Trigger PLUS and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS at stated maturity is based on the performance of a weighted basket composed of the Nasdaq-100 Index® and the iShares® 7-10 Year Treasury Bond ETF (ETF) as measured from the pricing date to and including the valuation date.

The return on your Trigger PLUS is linked, in part, to the performance of the ETF, and not to that of the index on which the ETF is based.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each basket component, of: (i) the basket component closing value of such basket component on the valuation date multiplied by (ii) its multiplier. The multiplier will equal, for each basket component, the quotient of (i) the weighting of such basket component multiplied by 100 divided by (ii) its initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor multiplied by the basket percent increase. If the final basket value is equal to or less than the initial basket value but greater than or equal to the trigger level, you will receive the principal amount of your Trigger PLUS. However, if the final basket value is less than the trigger level, you will lose a significant portion of your investment. Declines in one basket component may offset increases in the other basket component. Due to the unequal weighting of each basket component, the performance of the basket component with greater weight will have a significantly larger impact on the return on your Trigger PLUS than the performance of the basket component with lesser weight.

The Trigger PLUS are for investors who seek the potential to earn at least 100.25% of any positive return of the basket, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value is less than the trigger level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,741 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,741 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 46, general terms supplement no. 17,741 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

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Preliminary pricing supplement dated October 16, 2025
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General terms supplement no. 17,741 dated February 14, 2025
•
Underlier supplement no. 46 dated September 22, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical basket component closing values), the terms of the Trigger Plus and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,741, accompanying underlier supplement no. 46, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 46, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the basket component securities, i.e., with respect to a basket component to which your Trigger PLUS are linked, the securities comprising such basket component. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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Your Trigger PLUS Do Not Bear Interest
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You May Lose Your Entire Investment in the Trigger PLUS
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The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Basket
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The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component
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The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Basket ETF or Any Basket Component Security
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The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
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The Amount Payable on Your Trigger PLUS Is Not Linked to the Basket Component Closing Values of the Basket Components at Any Time Other than the Valuation Date
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The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors
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Investing in the Trigger PLUS Is Not Equivalent to Investing in the Basket ETF or the Basket Component Securities; You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket ETF or Any Basket Component Security
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We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
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If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

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Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Basket Index

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As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Basket Index, Which May Have an Adverse Effect on the Level of the Basket Index and on Your Trigger PLUS
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An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets
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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Index with Basket Component Securities from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical basket component closing values), the terms of the Trigger Plus and certain risks.

Additional Risks Related to the Basket ETF

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The Policies of the Basket ETF’s Investment Advisor and the Publisher of the Basket ETF’s Underlying Index Could Affect the Payment at Maturity on Your Trigger PLUS and Their Market Value
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There Is No Assurance That an Active Trading Market Will Continue for the Basket ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Basket ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
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The Basket ETF and Its Underlying Index Are Different and the Performance of the Basket ETF May Not Correlate With the Performance of Its Underlying Index
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Your Investment Is Subject to Concentration Risks
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The Basket ETF May Change in Unexpected Ways
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Your Investment Is Subject to Income Risk and Interest Rate Risk

Risks Related to Tax

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Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future
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Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS
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Your Trigger PLUS May Be Subject to the Constructive Ownership Rules
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,741:

Risks Related to Structure, Valuation and Secondary Market Sales

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If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
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Past Performance is No Guide to Future Performance
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Your Notes May Not Have an Active Trading Market
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The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
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The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
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With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical basket component closing values), the terms of the Trigger Plus and certain risks.

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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 46:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

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If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
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The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
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An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
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An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
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We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
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Information About an Index or Indices May Not Be Indicative of Future Performance
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We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

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Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
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The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the basket component publisher for the Nasdaq-100 Index® and the issuer, see “The Underliers — Nasdaq-100 Index®” on page S-65 of the accompanying underlier supplement no. 46.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components (including historical basket component closing values), the terms of the Trigger Plus and certain risks.